PROMISSORY NOTE

$100,000.00 July 6, 2018

FOR VALUE RECEIVED, ICTV BRANDS INC., a Nevada corporation ("Borrower") promises to pay to STEPHEN JARVIS ("Lender"), or to order, at such place as Lender may direct in writing, the principal sum of One Hundred Thousand Dollars ($100,000.00) without interest thereon.

This Note shall be payable in full on or before 60 days from the date hereof.

All payments shall be applied to the unpaid principal balance; provided, however, in the event of a default hereunder, payments shall be applied first to any interest, costs or expenses that Lender may incur in exercising its rights hereunder, including attorneys' fees and costs, as Lender may determine.

If this Note is not paid within thirty (30) days of its due date, this Note shall be in default. While in default, the principal of this Note shall bear interest at eighteen percent (18%) per annum. In the event of a default, Borrower agrees to pay all costs of collection including all court costs, other legal expenses, and reasonable attorneys' fees incurred in consultation or in conjunction with judicial, administrative or arbitration proceedings, including both trial and appellate proceedings.

Anything herein to the contrary notwithstanding, the maximum amount of charges, fees, or other payments which may be deemed to be interest to be paid by Borrower shall not exceed the maximum rate permitted by applicable law for any interest payment period. All sums in excess of those lawfully collectible as interest for that period shall be applied to the reduction of principal without further agreement or notice. Lender and Borrower have agreed that such sums shall be accepted as a penalty-free prepayment of principal, unless Lender at any time elects by notice in writing to waive or limit collection of any sums in excess of those lawfully collectible as interest rather than accept those sums as prepayment of principal. Upon demand for payment, any unlawful interest on the payment shall be returned.

Demand, presentment, notice of dishonor, protest and extension of time of payment are hereby expressly waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers and endorsers, and shall be binding upon them and their personal representatives, successors and assigns.

The rights and obligations of the parties hereunder and the enforceability hereto shall be construed under and governed by the laws of the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, this Note has been duly executed and delivered on the date set forth above.

ICTV BRANDS INC.

By:__________________________________
Kelvin Claney, CEO